ET&T HOST PROCESSING AGREEMENT

This Agreement states that Betting, Inc., a Missouri corporation, does hereby agree that Electronic
Transactions & Technologies ("ET&T") shall be the sole provider of bank host processing for all Betting, Inc. transactions that are sent by terminals that read credit cards, ATM cards, or smart cards.

That ET&T shall charge Betting, Inc. a fee of $0.25 per transaction or 2.5% of the wager being sent by Betting, Inc. to gaming operators.

That these transactions shall originate from globally placed Betting, Inc. equipment and/or
Betting, Inc. licensed operators.

This exclusive ET&T host service contract for Betting, Inc. expires on January 1, 2006.

              Electronic Transactions & Technologies


Dated: April 28, 1997      By:_/s/  Thomas S. Hughes
                    Thomas S, Hughes, Chairman & CEO


                                       Betting, Inc.


Dated: April 28, 1997     By:_/s/_Thomas S. Hughes__
                    Thomas S. Hughes, Chairman & CEO